


ACCELR8 TECHNOLOGY CORPORATION

STATEMENTS OF OPERATIONS
YEARS ENDED JULY 31,1996, 1995 AND 1994
--------------------------------------------------------------------------------

                                                1996             1995               1994

REVENUES (Note 4):
  Consulting fees                           $ 1,074,744       $ 294,130          $  41,150
  Product license and customer
    support fees                                683,997         750,584            415,007
  Resale of purchased software                  338,270         337,822            149,693
  Other (Note 5)                                                                    83,035
                                            -----------       ---------          ---------
     Total revenues                           2,097,011       1,382,536            688,885
                                            -----------       ---------          ---------
 COSTS AND EXPENSES:
  Cost  of services                             311,534         147,743            133,635
  Cost of software purchased for resale         117,737         101,266             70,084
  General and administrative                    195,802         264,365            302,663
  Marketing and advertising                     324,962         369,165            298,760
  Research and development                       33,038         129,959            152,245
                                            -----------       ---------          ---------

     Total expenses                             983,073       1,012,498            957,387
                                            -----------       ---------          ---------
 INCOME (LOSS) FROM OPERATIONS                1,113,938         370,038           (268,502)

 INTEREST INCOME                                 43,342          12,356              6,752
                                            -----------       ---------          ---------
 INCOME (LOSS) BEFORE INCOME
  TAXES                                       1,157,280         382,394           (261,750)
                                            -----------       ---------          ---------
 INCOME TAX (PROVISION) BENEFIT
  (Note 6):
  Current                                       (18,000)
  Deferred                                       53,500
                                            -----------       ---------          ---------

    Total benefit                                35,500
                                           -----------        ---------          ---------
 NET INCOME (LOSS)                          $ 1,192,780       $ 382,394          $(261,750)
                                            ===========       =========          =========

 WEIGHTED AVERAGE SHARES
  OUTSTANDING                                26,935,508      26,364,000         21,970,000
                                             ==========      ==========         ==========


 NET INCOME (LOSS) PER SHARE                $      0.04       $    0.01          $   (0.01)
                                            ===========       =========          =========
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See notes to financial statements.

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